Exhibit 4.72

CONFIDENTIAL TREATMENT REQUESTED BY NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED. THIS EXHIBIT HAS BEEN REDACTED. REDACTED MATERIAL IS MARKED WITH “*” AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Strategic Partnership and Franchise Agreement

Party A’s Contract Number:

Beijing Ninetowns Ports Software and Technology Co., Ltd. (hereinafter referred to as “Party A”) , Beijing Ninetowns Zhi Fang Software Technology Co., Ltd. (hereinafter referred to as “Party B”) and Beijing Ninetowns Zhi Fang Software Technology Co., Ltd. Shanghai Branch (hereinafter referred to as “Party C”) have entered into this Agreement with respect to the establishment of a strategic partnership relationship between the Parties and Party B’s consent to engagement of Party C as Party A’s franchisee:

Party A:	Beijing Ninetowns Ports Software and Technology Co., Ltd.
Address:	Building No.14, 7th Block, 188 South 4th Ring Road West, Fengtai District, Beijing
Zip code:	100070
Telephone:	010-58056688

Party B:	Beijing Ninetowns Zhi Fang Software Technology Co., Ltd.
Address:	Building No.1, 5th Block, 188 South 4th Ring Road West, Fengtai District, Beijing
Zip code:	100070
Telephone:	010-58056553

Party C:	Beijing Ninetowns Zhi Fang Software Technology Co., Ltd. Shanghai Branch
Address:	Xinhe Residential Quarter, Shanghai (Room 129, No. 579, Xinjiang Road, Chongming County)
Zip code:	202156
Telephone:	021-52283902

I. Franchised Products

The “iDeclare V5.0” enterprise software that has various functions (such as electronic certification of origin certificate and electronic inspection application), which was developed independently by Party A (who has obtained a software product certificate for such software); and services in relation to the “iDeclare V5.0” enterprise software.

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In order to enhance Party C’s reputation, and in consideration of the degree of acceptance of software sales companies by import/export enterprises in Party B’s franchised area, Party A hereby authorizes Party C to use the Ninetowns trade name in its company name, provided, however, that Party C shall not use such trade name to engage in business activities that are not related to the business as contemplated hereunder.

II. Franchised Area:

Shanghai, PRC

III. Term of Franchise:

From January 1, 2014 to December 31, 2014

IV. Recommended Distribution Price:

The standard price of the “iDeclare V5.0” enterprise software for the first year is RMB4,500 per set with one-year free services. Party B may charge a different price according to market competition.

V. Obligations of the Parties:

Obligations of Party A:

1. Party A undertakes that the products that it provides have been authorized by the General Administration of Quality Supervision, Inspection and Quarantine of the PRC.

2. In order to enhance Party C’s reputation, Party A hereby authorizes Party C to use the Ninetowns trade name in its company name, provided, however, that Party C shall not use such trade name to engage in business activities that are not related to the business as contemplated hereunder.

3. Party A undertakes that during the term of this Agreement, it will obtain Party B’s prior consent before developing other franchisees within the franchised area.

4. Party A shall provide marketing and training materials in connection with the franchised products.

5. Party A shall provide Party B with technical support services.

6. Upgrade services.

Obligations of Party B:

1. Party B undertakes that during the term of this Agreement, it will obtain Party C’s prior consent before developing other franchisees within the franchised area.

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2. Party B shall provide marketing and training materials in connection with the franchised products.

3. Party B shall provide Party C with technical support services.

Obligations of Party C:

1. Party C is responsible for distribution of Party A’s products, after-sale services and technical support in the franchised area.

2. Party C undertakes that it will provide users with after-sales service and technical support in accordance with Party A’s service standards and service contents.

3. Party C undertakes to comply with relevant state or industrial laws or regulations during the distribution of products.

4. Party C undertakes to make payment for the products to Party A within the specified time.

5. Party C undertakes that the sales data delivered by Party C to Party A monthly, i.e. the monthly sales report, will be true and accurate.

VI. Product Settlement Prices:

The settlement prices are as follows:

The distribution arrangements between Party A and Party C with respect to Party A’s “iDeclare V5.0” enterprise software shall be: Party A shall be entitled to receive ****** of the total sales amount and Party C shall be entitled to receive ****** of the total sales amount.

VII. Settlement Schedule and Settlement Bill

Party A and Party C agree that they shall settle payable amounts within 30 days after three months following relevant settlement period. Party C shall deliver the Monthly Sales Report to Party A’s Financial Management Center by the end of each month.

The form of the Monthly Sales Report is attached hereto.

VIII. Agreement Amendment

If any Party hereto requests to amend this Agreement, it shall notify the other Party in writing, and the other Party shall respond within one week. All amendments of this Agreement must be made in writing by both parties, and such amendments shall be deemed as integral parts of this Agreement.

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IX. Rights of the Parties to Terminate this Agreement Unilaterally

Under any of the following circumstances, Party A is entitled to terminate this Agreement unilaterally without assuming any breaching liability:

1. Party C becomes a franchisee for any other product that competes with Party A in the franchised area during the term of this Agreement without Party A’s written consent;

2. Party C fails to comply with relevant state or industrial laws or regulations, thus resulting in damages to Party A’s products and goodwill;

3. Party C engages in any form of counterfeit activities with respect to Party A’s products;

4. Party C fails to provide after-sales service and technical support to product users in accordance with Party A’s service standards and service contents, which results in complaints by a large number of users.

Under any of the following circumstances, Party C is entitled to terminate this Agreement unilaterally without assuming any breaching liability:

1. Party A develops new franchisees within Party C’s franchised area during the term of this Agreement without Party C’s consent;

2. Party A refuses to provide product-related marketing and training materials or product-related technical training to Party C.

X. Termination of Agreement

This Agreement is automatically terminated upon the occurrence of any of the following circumstances:

1. Expiration of this Agreement;

2. Mutual consent by the Parties throughput the term of this Agreement;

3. Failure by the Parties to reach an agreement in the event that any Party makes a request to amend this Agreement, which makes the further performance of this Agreement impossible.

XI. Renewal of Agreement

Each party shall notify the other Party in writing of its intention whether or not to renew this Agreement at least 30 days prior to the expiration hereof. This Agreement may be renewed upon the Parties’ mutual consent. If any Party fails to notify the other Party within the said time limit, such Party shall be deemed to have agreed on the termination of this Agreement upon its expiration and the other Party shall be entitled to take any action without assuming any breaching liability.

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XII. Force Majeure

A force majeure event means an event that the Parties could not foresee when they entered into this Agreement, the happening of which is unavoidable and whose consequences are insurmountable.

If it is impossible for any Party to perform this Agreement due to a force majeure event, such party shall promptly notify the other Party of the reasons why it is impossible to perform this Agreement or it needs to delay its performance or perform part of this Agreement, and it shall provide legally valid supporting documents. Through consultation, the Parties may approve a delay of the performance, a partial performance or a waiver of performance, and all or part of the breaching liabilities may be exempted, depending on the specific circumstances. If a force majeure event occurs after any Party’s delayed performance, such party may not be exempted from all breaching liabilities.

XIII. Breaching Liability

1. If the Parties cannot continue the performance of this Agreement due to any Party’s breach, the breaching party shall pay the other Party liquidated damages equal to 10% of all amounts payable during the performance of this Agreement.

2. If Party C fails to make settlements with Party A within the time limit as set forth herein, Party C shall pay an overdue fine to Party A, calculated at the bank loan rate for such overdue period. The calculation shall be made according to the amount of the late payment and related period.

XIV. Dispute Resolution

Any dispute arising out of the performance of this Agreement shall be first settled through friendly negotiations. If efforts to negotiate have failed, any Party may file a lawsuit for the resolution of such dispute before Beijing Fengtai District People’s Court.

XV. Matters not covered herein shall be settled through consultation by the Parties and confirmed by a written agreement duly executed by the Parties, which is attached hereto as an exhibit. Such exhibit shall be an integral part of this Agreement and have the same legal force and effect as this Agreement.

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This Agreement, including its exhibits, shall be executed in six originals, two for each Party hereto. All the originals shall have the same legal effect. This Agreement shall become effective upon execution and stamping by the Parties.

Party A: Beijing Ninetowns Ports Software and Technology Co., Ltd. (Seal)	Party B: Ninetowns Zhi Fang Software Technology Co., Ltd. (Seal)

Date:	Date:

Party C: (Seal)

Date:

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